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                 ALL AMERICAN FOOD GROUP, INC. AND SUBSIDIARIES
                  SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                  Three Months              Three Months
                                     Ended                    Ended
                               January 31, 1998           January 31, 1997
                               ----------------           ----------------
  PRIMARY
  -------

Net Loss                          (1,324,109)                 (676,406)


Loss - increase in carrying
amount of redeemable
preferred stock                       (6,148)                  (12,909)
                                   1,330,257                  (689,315)


Weighted average number
of common shares
outstanding                        5,924,357                 2,518,694

Primary net loss
per common shares                      ($.22)                    ($.27)


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                        ALL AMERICAN FOOD GROUP, INC. AND
           SUBSIDIARIES SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE


     FULLY DILUTED
     -------------

Net loss for primary loss per
  common share
  for fully diluted per share amounts       (1,330,257)          (689,315)

Weighted average number of
shares used in calculating
primary loss per share                       5,924,357          2,518,694

Add incremental shares representing:

Shares issuable upon exercise
of stock options                               758,467             712,500

Shares issuable upon exercise
of stock options                               405,000             15,000

Weighted average number of shares
used in calculation
of fully diluted loss per share              7,287,824          3,246,194

Fully diluted net loss
per common share                                 ($.18)             ($.21)

(1) Additional shares represent the number of shares and options issued within the twelve months prior to the company filing a registration statement on May 3, 1996 for an initial public offering (IPO) that were issued for consideration per share or at an exercise price per share less than the IPO price of $3.50 per share.



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